Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. ANNOUNCES SECOND QUARTER

OPERATING RESULTS

DVM-800 EMERGES AS “FLAGSHIP” PRODUCT IN MOST RECENT QUARTER

LENEXA, Kansas (August 13, 2014) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the second quarter and first half of 2014. An investor conference call is scheduled for 11:15 a.m. EDT tomorrow, May 14, 2014 (see details below).

Second Quarter Highlights

●	Total revenue approximated $3.4 million in the most recent quarter, which represented a decrease of 32% from the prior-year quarter.

●	Gross profit margin narrowed to 55.9% of total revenue, compared with 60.1% in the second quarter of 2013.

●	Selling, general and administrative expenses decreased 5% from year-earlier levels.

●	The Company reported an operating loss of ($965,650), compared with an operating loss of ($21,239) a year earlier.

●	A net loss of ($988,089), or ($0.43) per share, was posted in the quarter ended June 30, 2014, versus a net loss of ($67,151), or ($0.03) per share, in the second quarter of 2013.

●	On a non-GAAP basis, the Company recorded an adjusted net loss of ($645,494), or ($0.28) per share, compared with non-GAAP adjusted net income of $306,462, or $0.15 per share, in the three months ended June 30, 2013.

●	Shipments of the new DVM-800 digital in-car video system, which has become the Company’s “flagship” product after being introduced in the fourth quarter of 2013, accounted for 36% of the Company’s total sales in the second quarter of 2014.

●	Shipments of the FirstVU HD and FirstVU body cameras generated 9% of the Company’s total sales in the most recent quarter, compared with 1% of total sales in the prior-year quarter.

●	In July 2014, following the end of the second quarter, the Company received its initial patent on its VuLink connectivity system, which allows Digital Ally’s in-car video systems and its FirstVU HD body cameras to seamlessly work together in gathering and recording evidence collection activities for law enforcement agencies.

●	Subsequent to the end of the second quarter, approximately $1.78 million principal amount of the outstanding $2.0 million principal of the Senior Secured Convertible Note plus accrued interest was converted into DGLY common stock at a price of $6.25 per share.

Management Comments

“Our operating results for the second quarter of 2014 were penalized by a continuation of the difficult budgetary environment that continues to impact law enforcement agencies throughout the U.S., along with transition from our legacy in-car video systems to our new flagship DVM-800 product, which has been enthusiastically received by customers,” stated Stanton Ross, Chief Executive Officer of Digital Ally, Inc. “However, we are optimistic that our financial performance will improve in the second half of the year, relative to the six months ended June 30, 2014, as new products gain traction and certain state orders that we expected to receive in the second quarter come to fruition. We had no single order or shipment in excess of $100,000 during the most recent quarter, which we believe underlines the fact that large state police contracts have been delayed as the states evaluate the new DVM-800 to determine whether or not to convert to the new product line.”

“The DVM-800 became our flagship product in the most recent quarter, generating 36% of our total revenue, while the combined sales of our legacy DVM-500 Plus and DVM-750 systems declined to 18% of total revenue. Clearly the DVM-800 has gained immediate acceptance from our customers as they recognize the superior features, reliability, economical pricing and extended warranty period offered by the DVM-800 relative to competitors’ products. While we have encountered some challenges related to the ramp-up in production and higher-than-expected demand for this product, which was launched in December 2013, these challenges have been mitigated and we are increasing our production levels to meet the demand that has materialized. Our second quarter revenue was also reduced when we decided to offer the DVM-800 with an available five-year warranty. Many customers chose the five-year warranty, which created approximately $160,000 of deferred revenue in the most recent quarter that will be recognized ratably over the five-year period following the sale of the DVM-800 systems to customers.”

“The enthusiasm with which our new products are being received in the marketplace, relative to the competition, was demonstrated by the fact that approximately one in every five in-car video system orders and FirstVU HD body camera orders were from new customers during the most recent quarter,” continued Ross. “This suggests that potential new customers are testing and evaluating our new products, and we believe this will lead to follow-on orders in the coming months.”

“We consider the recent receipt of our initial patent on the VuLink connectivity system last month a milestone achievement for Digital Ally, and we are already receiving requests for proposals and quotes from law enforcement agencies that specifically require in-car video systems and body-worn cameras that ‘talk’ to each other. The VuLink product allows our digital in-car video systems and FirstVU HD body cameras to seamlessly work together, providing law enforcement with a fully integrated audio/video record of activities and/or evidence collection in the field, whether inside, in close proximity to, or up to 200 feet away from an officer’s vehicle. VuLink provides a truly effortless way to capture an event from the vehicle’s video system and from the individual wearing the body camera, regardless of where the job takes the officer.”

“We were also very pleased with the performance of our FirstVU HD during a successful demonstration at the Lenexa Kansas Motorcycle Challenge, where our body-worn camera ’streamed’ data live to YouTube. This attracted a lot of interest from law enforcement agencies, which we hope will convert into orders during the second half of 2014,” concluded Ross.”

Second Quarter Results

For the three months ended June 30, 2014, the Company’s total revenue decreased 32% to approximately $3.4 million, compared with revenue of approximately $5.1 million in the second quarter of the previous year. Management attributes the decline in revenue partially to a slower recovery from the negative trends in late 2013 and early 2014 due to the challenging economy that has continued to affect state, county and municipal budgets that fund law enforcement agency budgets. Additionally, a large state police contract customer changed the product it planned to order from the DVM-500 Plus to the DVM-800, which delayed the timing of its order until after June 30, 2014. International revenue increased to $125,623 (4% of total revenue) during the most recent quarter, compared with $91,784 (2% of total revenue) in the second quarter of 2013. Although improved relative to the prior-year quarter, international revenue was below expectations given the high level of bidding activity during the quarter ended June 30, 2014. International sales cycles generally take longer than sales cycles for domestic business.

Gross profit declined 37% to $1,928,389 (55.9% of revenue) in the three months ended June 30, 2014, versus $3,037,815 (60.1% of revenue) in the second quarter of 2013. The decrease in gross profit margin as a percentage of sales was attributable to the decrease in revenue, along with some production inefficiencies as the Company’s sales mix migrated to the DVM-800 from legacy product lines. Management’s goal is to improve gross profit margins based on the expected margins of newer products, in particular the DVM-800 and FirstVU HD, if they gain the anticipated traction in the marketplace. The DVM-800, FirstVU HD and FirstVU products together generated 45% of the Company’s total revenue in the most recent quarter, versus only 1% in the prior-year quarter. The DVM-800 was introduced to the market in December 2013.

Selling, General and Administrative (“SG&A”) expenses decreased 5% to $2,894,039 in the second quarter of 2014, versus $3,059,054 a year earlier. Research and Development costs declined 25%, due to higher prior-year spending on the development and introduction of the DVM-800 and the FirstVU HD products, and the launch of our VuLink product in June 2014. While the Company plans to launch other new products during 2014, overall research and development expenses are expected to be less in 2014 than in the previous year. Selling, advertising and promotional expense declined 7% primarily due to lower sales commissions resulting from the decline in revenue, partially offset by the hiring of additional inside sales support and territory sales personnel during the last half of 2013 and early 2014 to provide better coverage of the domestic market. Stock-based compensation expense decreased 4% relative to prior-year levels. Professional fees and related expenses rose 75% to $203,907, versus $116,530, primarily due to higher litigation expenses. Executive, sales and administrative staff payroll expenses declined slightly (2%) to $502,160 in the most recent quarter. Other SG&A expenses rose 7% from $601,907 in the second quarter of 2013 to $645,375 in the second quarter of 2014, primarily due to increased travel expenses related to domestic and international trade shows.

The Company reported an operating loss of ($965,650) for the three months ended June 30, 2014, compared with an operating loss of ($21,239) in the corresponding period of the previous year.

Interest income increased to $7,510 in the three months ended June 30, 2014, versus $3,637 in the year-earlier quarter. Interest expense totaled $127,749 and $70,768 during the three months ended June 30, 2014 and 2013, respectively. The increase in interest expense reflects $2.0 million of additional indebtedness incurred during March 2014 by the issuance of the Senior Secured Convertible Note. Income of $97,142 from the derivative valuation of such Note was recorded in the second quarter of 2014, whereas no impact from derivative valuation was recorded in the prior-year quarter. Other income decreased to $158 in the most recent quarter, from $21,219 in the year-earlier period.

The Company reported a second quarter 2014 net loss of ($988,089), or ($0.43) per share, compared with a prior-year net loss of $67,151, or ($0.03) per share. No income tax provision or benefit was recorded in the second quarters of either 2014 or 2013. The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets.

On a non-GAAP basis, the Company reported an adjusted net loss (before, depreciation, amortization, interest expense, convertible note payable issuance costs, income from derivative valuation, and stock-based compensation), a non-GAAP financial measure, of ($645,494), or ($0.28) per share, for the three months ended June 30, 2014, versus an adjusted net profit of $306,462, or $0.15 per diluted share, in the three months ended June 30, 2013. (Non-GAAP adjusted net income / loss is described in greater detail in a table at the end of this press release).

Six-Month Results

For the six-month period ended June 30, 2014, the Company’s total revenue decreased 25% to approximately $7.4 million, compared with revenue of approximately $9.8 million in the first half of the previous year. International revenue increased slightly to $174,732 (2% of total revenue) during the first half of 2014, compared with $172,598 (2% of total revenue) in the first half of 2013.

Gross profit declined 28% to $4,249,328 (57.8% of revenue) in the six months ended June 30, 2014, versus $5,933,742 (60.3% of revenue) in the corresponding period of the previous year. The decline was commensurate with the 25% decline in total revenue and the 2.5% decrease in gross profit margin as a percentage of revenue.

Selling, General and Administrative (“SG&A”) expenses decreased slightly (less than 1%) to $5,761,130 in the first half of 2014, versus $5,773,564 a year earlier. Research and Development costs declined 10% to $1,550,350 in the most recent six-month period, compared with $1,716,099 in the first half of 2013. Selling, advertising and promotional expense declined slightly to $1,271,221 in the six months ended June 30, 2014, versus $1,289,490 a year earlier. Stock-based compensation expense rose 7% to $314,266, compared with $295,013 in the year-earlier period due primarily to the amortization of restricted stock granted in 2014 to the Company’s officers, directors and other employees. Professional fees and related expenses rose 37% to $372,098, versus $270,726 a year earlier, primarily due to higher litigation expenses. Executive, sales and administrative staff payroll expenses increased 4%, to $1,039,917 in the first half of 2014, from $995,770 in the year-earlier period. Other SG&A expenses rose 1%, from $1,206,466 in the first half of 2013 to $1,213,278 in the first half of 2014.

The Company reported an operating loss of ($1,511,802) for the six months ended June 30, 2014, compared with operating income of $160,178 in the corresponding period of the previous year.

Interest income increased to $10,024 in the six months ended June 30, 2014, versus $6,820 in the year-earlier quarter. Interest expense totaled $227,061 and $141,673 during the six months ended June 30, 2014 and 2013, respectively. Income of $97,142 from the derivative valuation of the Company’s Senior Secured Convertible Note was recorded in the first six months of 2014, whereas no impact from derivative valuation was recorded in the prior-year period. The Company elected to account for and record such Note on a fair value basis. Accordingly, it was required to expense the related issuance costs during the six months ended June 30, 2014. Such costs totaled $224,438, which was comprised primarily of a $120,000 placement agent fee and legal fees. Other expense totaled ($3,453) in the first half of 2014, compared with other income of $21,219 in the first half of 2013.

The Company reported a net loss of ($1,859,588), or ($0.82) per share, in the six months ended June 30, 2014, compared with net income of $46,544, or $0.02 per diluted share, in the prior-year period. No income tax provision or benefit was recorded in the first six months of either 2014 or 2013. The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets.

On a non-GAAP basis, the Company reported an adjusted net loss (before, depreciation, amortization, interest expense, convertible note payable issuance costs, income from derivative valuation, and stock-based compensation), a non-GAAP financial measure, of ($946,646), or ($0.42) per share, for the six months ended June 30, 2014, versus an adjusted net profit of $700,014, or $0.33 per diluted share, in the six months ended June 30, 2013.

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) income tax expense/benefit, (2) depreciation and amortization expense, (3) net interest expense, (4) share-based compensation expense, and (5) convertible note payable issuance expenses, and (6) income from derivative valuation.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Daylight Time (EST) tomorrow, August 14, 2014, to discuss its operating results for the quarter and six months ended June 30, 2014, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and asking to be connected to the “Digital Ally Conference Call” a few minutes before 11:15 a.m. Eastern Time on August 14, 2014.

A replay of the conference call will be available one hour after the completion of the conference call from August 14, 2014 until 9:00 a.m. on October 14, 2014 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10051064.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenues and operating results in the second half of 2014 given the current economic environment; its ability to generate sufficient positive cash flow to pay its senior secured convertible note and subordinated debt as required; whether it will be able to achieve improved production and other efficiencies to increase its gross and operating margins; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; the Company’s ability to deliver its new product offerings, including the FirstVU HD and DVM-800, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the FirstVU HD, DVM-800 and VuLink; whether the interest shown in the Company’s newer products will translate into sales of such products; whether the FirstVU HD and DVM-800 will continue to generate an increasing portion of its total sales; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the US Patent Office will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; the outcomes of the Company’s litigation with various parties; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2013 and its quarterly report on Form 10-Q for the three and six months ended June 30, 2014, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2014 AND DECEMBER 31, 2013

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$676,634	$454,978
Accounts receivable-trade, less allowance for doubtful accounts of $65,977 – 2014 and $55,033 – 2013	1,919,785	1,835,780
Accounts receivable-other	120,030	153,563
Inventories, net	8,527,668	8,046,471
Prepaid expenses	368,123	402,823
Restricted cash	662,500	—

Total current assets	12,274,740	10,893,615

Furniture, fixtures and equipment	4,212,543	4,559,504
Less accumulated depreciation and amortization	3,314,123	3,621,432

	898,420	938,072

Restricted cash	—	662,500
Intangible assets, net	314,049	267,281
Other assets	249,671	245,045

Total assets	$13,736,880	$13,006,513

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,530,070	$1,441,151
Accrued expenses	1,392,574	1,471,458
Senior secured convertible note payable-current	1,000,000	—
Subordinated note payable-short-term, net of discount of $121,411 – 2014 and $0 – 2013	2,378,589	—
Derivative liabilities	258,731	—
Capital lease obligation-current	92,317	91,279
Deferred revenue-current	40,778	6,000
Income taxes payable	8,585	8,615
Litigation accrual	530,000	—
Customer deposits	1,878	1,878

Total current liabilities	7,233,522	3,020,381
Long-term liabilities:
Subordinated note payable-long-term, net of discount of $0 – 2014 and $187,634 – 2013	—	2,312,366
Senior secured convertible note payable-long-term, at fair value	649,170	—
Litigation accrual-long term	—	530,000
Deferred revenue-long term	323,600	24,000
Capital lease obligation-long term	19,294	64,989

Total long term liabilities	992,064	2,931,355

Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.001 par value; 9,375,000 shares authorized; shares issued: 2,470,381 – 2014 and 2,284,048 – 2013	2,470	2,284
Additional paid in capital	25,271,139	24,955,220
Treasury stock, at cost (shares: 63,518 – 2014 and 63,518 - 2013)	(2,157,226)	(2,157,226)
Accumulated deficit	(17,605,089)	(15,745,501)

Total stockholders’ equity	5,511,294	7,054,777

Total liabilities and stockholders’ equity	$13,736,880	$13,006,513

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2014 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2014 AND 2013

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Product revenue	$3,329,876	$4,801,499	$7,104,572	$9,393,622
Other revenue	119,878	250,396	253,523	438,822

Total revenue	3,449,754	5,051,895	7,358,095	9,832,444
Cost of revenue	1,521,365	2,014,080	3,108,767	3,898,702

Gross profit	1,928,389	3,037,815	4,249,328	5,933,742
Selling, general and administrative expenses:
Research and development expense	695,101	921,937	1,550,350	1,716,099
Selling, advertising and promotional expense	664,077	715,051	1,271,221	1,289,490
Stock-based compensation expense	183,419	191,521	314,266	295,013
General and administrative expense	1,351,442	1,230,545	2,625,293	2,472,962

Total selling, general and administrative expenses	2,894,039	3,059,054	5,761,130	5,773,564

Operating income (loss)	(965,650)	(21,239)	(1,511,802)	160,178

Interest income	7,510	3,637	10,024	6,820
Interest expense	(127,249)	(70,768)	(227,061)	(141,673)
Income (loss) from derivative valuation	97,142	—	97,142	—
Secured Convertible note payable issuance expenses	—	—	(224,438)	—
Other income (expense)	158	21,219	(3,453)	21,219

Income (loss) before income tax (expense) benefit	(988,089)	(67,151)	(1,859,588)	46,544
Income tax (expense) benefit	—	—	—	—

Net income (loss)	$(988,089)	$(67,151)	$(1,859,588)	$46,544

Net income (loss) per share information:
Basic	$(0.43)	$(0.03)	$(0.82)	$0.02
Diluted	$(0.43)	$(0.03)	$(0.82)	$0.02

Weighted average shares outstanding:
Basic	2,317,309	2,096,231	2,263,230	2,080,342
Diluted	2,317,309	2,096,231	2,263,230	2,094,329

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2014 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET INCOME (LOSS)

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2014 AND 2013

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net income (loss)	$(988,089)	$(67,151)	$(1,859,588)	$46,544
Non-GAAP adjustments:
Stock-based compensation	183,419	191,521	314,266	295,013
Depreciation and amortization	129,069	111,324	244,319	216,784
Convertible note payable issuance expenses	—	—	224,438	—
Income from derivative valuation	(97,142)	—	(97,142)	—
Interest expense	127,249	70,768	227,061	141,673
Total Non-GAAP adjustments	342,595	373,613	912,942	653,470

Non-GAAP adjusted net income (loss)	$(645,494)	$306,462	$(946,646)	$700,014

Non-GAAP adjusted net income (loss) per share information:
Basic	$(0.28)	$0.15	$(0.42)	$0.34
Diluted	$(0.28)	$0.15	$(0.42)	$0.33

Weighted average shares outstanding:
Basic	2,317,309	2,096,231	2,263,230	2,080,342
Diluted	2,317,309	2,096,231	2,263,230	2,094,329

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2014 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013
(Unaudited)

	2014	2013
Cash Flows From Operating Activities:
Net income (loss)	$(1,859,588)	$46,544
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Depreciation and amortization	244,319	216,784
Secured convertible note payable issuance expenses	224,438	—
Stock based compensation	314,266	295,013
Income from derivative valuation	(97,142)	—
Change in fair value of secured convertible note payable	2,808	—
Provision for inventory obsolescence	182,660	(120,046)
Provision for doubtful accounts receivable	10,944	(15,160)
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	(94,949)	202,752
Accounts receivable - other	33,533	(35,395)
Inventories	(663,857)	(824,025)
Prepaid expenses	9,473	(157,694)
Other assets	(4,626)	(26,969)
Increase (decrease) in:
Accounts payable	88,919	(184,795)
Accrued expenses	(78,884)	369,862
Income taxes payable	(30)	(1,050)
Deferred revenue	334,378	—
Net cash used in operating activities	(1,353,338)	(234,179)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(103,310)	(222,371)
Additions to intangible assets	(54,440)	(3,830)
Net cash used in investing activities	(157,750)	(226,201)

Cash Flows from Financing Activities:
Proceeds from senior secured convertible note payable	2,000,000	—
Debt issuance expenses for secured convertible note payable	(224,438)	—
Payments on capital lease obligation	(44,658)	(33.335)
Proceeds from exercise of stock options	1,840	—
Net cash provided by (used) in financing activities	1,732,744	(33,335)

Net increase (decrease) in cash and cash equivalents	221,656	(493,715)
Cash and cash equivalents, beginning of period	454,978	703,172
Cash and cash equivalents, end of period	$676,634	$209,457

Supplemental disclosures of cash flow information:
Cash payments for interest	$138,729	$107,722

Cash payments for income taxes	$10,030	$1,325

Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$192	$100

Restricted common stock forfeitures	$(6)	$—

Capital expenditures financed by capital lease obligations	$—	$24,362

Issuance of common stock purchase warrants related to note payable	$355,873	$—

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2014 FILED WITH THE SEC)